Exhibit 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com
Phone:	704-731-1527

Email:	don.washington@enproindustries.com

EnPro Industries Reports Results for the

Second Quarter of 2012

•	Sales grew 14% over the second quarter of 2011 to $301.7 million; excluding the effects of acquisitions and foreign exchange, sales increased 6%

•	GAAP EPS of $0.47 compares to $0.56 in the second quarter of 2011

•	Before selected items, EPS was $0.76, the same as in the second quarter of 2011

•	Consolidated EBITDA increased 7% over the second quarter of 2011 to $43.0 million; for the first half of 2012, EBITDA increased 6% over the first half of 2011 to $89.5 million

•	Deconsolidated operations of GST reported third-party sales of $56.9 million and adjusted net income of $9.1 million in the second quarter compared to $55.3 million and $9.0 million a year ago

CHARLOTTE, N.C., August 2, 2012 — EnPro Industries (NYSE: NPO) today reported consolidated sales of $301.7 million, a 14% increase over the second quarter of 2011. Businesses acquired since the second quarter of 2011 contributed an increase of 13% while the combination of diesel engine revenue and modestly higher activity in the Sealing Products segment produced growth of 6%. These increases were partially offset by the effect of foreign currency translation into U.S. dollars, which reduced consolidated sales by 5%, and lower demand in the company’s Engineered Products segment.

Net income in the second quarter of 2012 was $10.2 million, or $0.47 a share, compared to $12.2 million, or $0.56 a share, in the second quarter of 2011. Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, restructuring costs and an inventory step-up related to an acquisition, net income was $16.7 million, or $0.76 a share. In the second quarter of 2011, income before selected items was also $16.7 million, or $0.76 a share. The results of GST and its subsidiaries were deconsolidated effective June 5, 2010, when GST entered a process to reach a permanent resolution of all current and future asbestos claims. A table attached to this press release shows the effect of selected items in the second quarter and first six months of 2012 and 2011. All per share amounts in this release are stated on a diluted basis.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (EBITDA) were $43.0 million in the second quarter of 2012, a 7% improvement over the second quarter of 2011, when EBITDA was $40.1 million.

“Our second quarter results reflect changing conditions in our markets, especially in the last weeks of the quarter,” said Steve Macadam, president and chief executive officer. “In our European operations, demand grew weaker as the end of the quarter neared and economic uncertainty increased. Throughout the quarter, conditions in our North American heavy-duty truck market were relatively unchanged from a year ago and softness continued in our natural gas markets. Although near-term economic conditions remain uncertain, we are confident our enterprise excellence programs will enable us to operate successfully in this environment as we complete the integration of our recent acquisitions and pursue other measures to improve profitability.”

Six Months Results

Sales for the first six months of 2012 were $613.2 million, a 15% increase over the first half of 2011. Acquisitions contributed growth of 12% in the first half of the year while increased sales in the Engine Products and Services and Sealing Products segments contributed growth of 6%. Sales in the Engineered Products segment were about the same as in the first half a year ago. The increases were partially offset by the effect of foreign currency translation into U.S. dollars, which reduced consolidated sales by 3% from the first half of 2011.

EBITDA for the first half of 2012 was $89.5 million, a 6% increase over the first half of 2011 when EBITDA was $84.2 million.

Net income for the first six months of the year was $24.0 million, or $1.11 a share, compared to $27.4 million, or $1.26 a share, in the first six months of 2011. Before selected items, net income in the first half of 2012 was $36.2 million, or $1.67 a share, compared to $37.4 million, or $1.73 a share, in the first six months of 2011.

Sealing Products Segment

	Quarter Ended			Six Months Ended
($ Millions)	6/30/2012	6/30/2011	Change	6/30/2012	6/30/2011	Change
Sales	$165.1	$135.6	22%	$314.6	$251.3	25%
EBITDA	$30.3	$29.6	2%	$59.2	$53.9	10%
EBITDA Margin	18.4%	21.8%		18.8%	21.4%	3%
Segment Profit	$22.8	$24.2	-6%	$45.3	$43.8
Segment Margin	13.8%	17.8%		14.4%	17.4%

In the second quarter of 2012, sales in the Sealing Products segment increased 22% over the second quarter of 2011, reflecting growth of 23% from the Motorwheel and Tara Technologies acquisitions and 2% from organic factors, including favorable pricing. These improvements were partially offset by the effect of foreign currency translation, which reduced the segment’s sales by 3%. The segment’s sales benefited from increased demand in North American industrial markets and higher activity levels in semiconductor and nuclear power markets. Compared to the second quarter a year ago, demand in the segment’s European markets was lower, and demand for aftermarket products in North American heavy-duty truck markets and in global oil and gas markets decreased.

The segment’s profits declined by 6% and segment profit margins were reduced to 13.8% in the second quarter of 2012. The change in margins reflects a shift in sales mix from higher margin aftermarket products to lower margin original equipment components as a result of the Tara Technologies acquisition. Segment profits and margins also were affected by acquisition-related expenses of $2.4 million, including a $1.4 million inventory step-up related to the Motorwheel acquisition.

Engineered Products Segment

	Quarter Ended			Six Months Ended
($ Millions)	6/30/2012	6/30/2011	Change	6/30/2012	6/30/2011	Change
Sales	$95.1	$102.1	-7%	$195.7	$196.4	—
EBITDA	$12.4	$14.8	-16%	$26.7	$29.7	-10%
EBITDA Margin	13.0%	14.5%		13.6%	15.1%
Segment Profit	$6.8	$9.6	-29%	$15.8	$19.7	-20%
Segment Margin	7.2%	9.4%		8.1%	10.0%

Engineered Products segment sales declined by 7% over the second quarter of 2011, reflecting the effect of foreign currency translation, which reduced sales by 6%, and lower volumes in the segment’s operations. These factors were partially offset by sales from PI Bearings, which was acquired in the third quarter of 2011, and better pricing for the segment’s products. Although activity declined in European industrial and automotive markets and remained at low levels in North American natural gas markets, the segment’s sales benefited from increased activity in its North American industrial and petrochemical markets, compared to the second quarter a year ago.

Segment profits also decreased and segment margins were lower as volumes declined in the segment’s European and Canadian markets and as restructuring costs and investments in sales and marketing activities increased.

Engine Products and Services Segment

	Quarter Ended			Six Months Ended
($ Millions)	6/30/2012	6/30/2011	Change	6/30/2012	6/30/2011	Change
Sales	$42.1	$26.5	59%	$104.1	$86.7	20%
EBITDA	$8.5	$6.5	46%	$21.2	$18.7	13%
EBITDA Margin	20.2%	24.5%		20.3%	21.6%
Segment Profit	$7.8	$5.6	39%	$19.6	$16.8	17%
Segment Margin	18.5%	21.1%		18.8%	19.4%

In the Engine Products and Services segment, sales improved by 59% over the second quarter of 2011. The increase reflects engine revenue recorded in the second quarter of 2012 as a result of percentage of completion accounting, which the segment began using for new engine production in the third quarter of 2011. In the second quarter of 2011, no engines were shipped by the segment and as a result, no engine revenue was recorded. Aftermarket parts and services sales were lower in the second quarter of 2012 than a year ago, when the segment benefited from major engine repairs and overhauls.

Although segment profits benefited from the increase in engine revenue, segment margins contracted as engine revenue, which is generally less profitable than aftermarket sales, increased.

Garlock Sealing Technologies

	Quarter Ended			Six Months Ended
($ Millions)	6/30/2012	6/30/2011	Change	6/30/2012	6/30/2011	Change
Third Party Sales	$56.9	$55.3	3%	$114.5	$107.7	6%
EBITDA-A	$14.8	$14.7	—	$28.0	$26.3	6%
EBITDA Margin	26.0%	26.6%		24.5%	24.4%
Operating Profit	$13.4	$13.7	-2%	$25.0	$24.2	3%
Operating Profit Margin	23.6%	24.8%		21.8%	22.5%
Adjusted Net Income	$9.1	$9.0	1%	$16.4	$15.9	3%

Third party sales at the deconsolidated operations of GST and its subsidiaries increased by 3% over the second quarter of 2011 reflecting modest increases in activity in North American markets and better pricing. Higher selling, general and administrative expenses reduced operating profits and operating profit margins in the second quarter of 2012 compared to a year ago.

Cash Flows

EnPro’s cash balance stood at $31.2 million at June 30, 2012. Operating activities provided cash of $4.8 million in the first six months of 2012 compared to $12.6 million in the first six months of 2011. The change reflects increased working capital of about $16 million, partially offset by a decrease of about $7 million in cash taxes paid.

The company’s long term debt rose to $248.4 million at the end of June from $150.2 million at the end of 2011. The increase primarily reflects borrowings of approximately $85 million from the company’s revolving credit facility to complete the Motorwheel acquisition in the second quarter. For the remainder of the year, the company believes operating cash flows will be sufficient to fund working capital and anticipated capital expenditures.

GST finished the first half of 2012 with a cash balance of $137.8 million dollars, compared with $126.3 million at the end of 2011.

Outlook

“Although economic conditions in Europe and growing caution in many of our North American markets impacted our second quarter results, we continued to execute against our strategies and we remain confident in the direction of our operations,” Macadam said. “While our outlook reflects current global economic conditions, the environment does not change our commitment to our long-term goals or our confidence in our ability to achieve them.”

Macadam said the company now expects 2012 sales to increase by more than 10% over 2011, assuming no further deterioration in the global economic environment. This is a reduction in the company’s earlier outlook for growth in excess of 12%. The change reflects the effect of declining exchange rates for foreign currencies, primarily the euro, on the translation of the company’s sales into U.S. dollars. Sales will benefit from acquisitions, which should contribute sales growth of about 8% compared to 2011. Acquisitions completed after the second quarter of 2011 contributed sales of about $65 million in the first half of 2012 and are expected to contribute another $25 to $30 million in the second half of the year for a total of $90-$95 million in 2012. Growth will be limited by declining volumes in many of the company’s European operations and the effect of foreign exchange rates. At current rates, the company anticipates foreign exchange will reduce 2012 consolidated sales by 3% compared to 2011. Macadam also said segment profit margins will reflect acquisition related expenses and restructuring costs, primarily at Compressor Products International. Under those circumstances, segment margins are not likely to improve in comparison to segment margins reported in 2011.

Conference Call and Webcast Information

EnPro will hold a conference call today, August 2, at 10:00 a.m. Eastern Time to discuss second quarter 2012 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 12399828. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC

Results for the second quarter and first six months of 2012 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for second quarter and first six months of 2012 and 2011 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended March 31, 2012, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Net sales	$301.7	$263.7	$613.2	$533.3
Cost of sales	198.7	164.4	403.0	340.0

Gross profit	103.0	99.3	210.2	193.3

Operating expenses:
Selling, general and administrative expenses	75.8	71.2	149.3	133.5
Other operating expense	0.8	0.2	2.3	0.5

Total operating expenses	76.6	71.4	151.6	134.0

Operating income	26.4	27.9	58.6	59.3

Interest expense	(10.9)	(10.0)	(21.6)	(19.9)
Interest income	0.1	0.4	0.2	0.8
Other expense	(0.5)	—	(0.5)	—

Income before income taxes	15.1	18.3	36.7	40.2
Income tax expense	(4.9)	(6.1)	(12.7)	(12.8)

Net income	$10.2	$12.2	$24.0	$27.4

Basic earnings per share	$0.50	$0.59	$1.16	$1.34

Average common shares outstanding (millions)	20.7	20.5	20.6	20.5

Diluted earnings per share	$0.47	$0.56	$1.11	$1.26

Average common shares outstanding (millions)	21.8	21.9	21.6	21.7

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2012 and 2011

(Stated in Millions of Dollars)

	2012	2011
Operating activities
Net income	$24.0	$27.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13.7	11.7
Amortization	12.7	10.4
Accretion of debt discount	3.4	3.1
Deferred income taxes	0.2	(7.1)
Stock-based compensation	2.7	2.2
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable	(24.1)	(23.6)
Inventories	(12.6)	(16.9)
Accounts payable	(1.2)	6.8
Other current assets and liabilities	(12.0)	0.8
Other non-current assets and liabilities	(2.0)	(2.2)

Net cash provided by operating activities	4.8	12.6

Investing activities
Purchases of property, plant and equipment	(13.1)	(11.6)
Acquisitions, net of cash acquired	(85.3)	(155.3)
Other	—	1.0

Net cash used in investing activities	(98.4)	(165.9)

Financing activities
Repayments of short-term borrowings	(0.3)	(11.9)
Proceeds from debt	191.2	—
Repayments of debt	(96.6)	—
Other	0.2	(0.7)

Net cash provided by (used in) financing activities	94.5	(12.6)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	1.4

Net increase (decrease) in cash and cash equivalents	0.5	(164.5)
Cash and cash equivalents at beginning of period	30.7	219.2

Cash and cash equivalents at end of period	$31.2	$54.7

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$19.9	$18.5
Income taxes	$12.5	$19.9

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of June 30, 2012 and December 31, 2011

(Stated in Millions of Dollars)

	June 30,	December 31,
	2012	2011
Current assets
Cash and cash equivalents	$31.2	$30.7
Accounts receivable	223.9	195.3
Inventories	128.8	112.6
Other current assets	48.9	44.1

Total current assets	432.8	382.7

Property, plant and equipment	175.6	164.2
Goodwill	217.3	201.2
Other intangible assets	233.4	195.7
Investment in GST	236.9	236.9
Other assets	68.8	71.4

Total assets	$1,364.8	$1,252.1

Current liabilities
Short-term borrowings from GST	$9.8	$9.9
Notes payable to GST	10.7	10.2
Current maturities of long-term debt	1.0	1.6
Accounts payable	86.2	83.9
Accrued expenses	100.8	119.5

Total current liabilities	208.5	225.1

Long-term debt	247.4	148.6
Notes payable to GST	237.4	227.2
Pension liability	106.8	108.7
Other liabilities	47.5	48.4

Total liabilities	847.6	758.0

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	421.0	418.1
Retained earnings	128.9	104.9
Accumulated other comprehensive loss	(31.5)	(27.7)
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	517.2	494.1

Total liabilities and shareholders’ equity	$1,364.8	$1,252.1

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and 2011

(Stated in Millions of Dollars)

Sales

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Sealing Products	$165.1	$135.6	$314.6	$251.3
Engineered Products	95.1	102.1	195.7	196.4
Engine Products and Services	42.1	26.5	104.1	86.7

	302.3	264.2	614.4	534.4
Less intersegment sales	(0.6)	(0.5)	(1.2)	(1.1)

	$301.7	$263.7	$613.2	$533.3

Segment Profit

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Sealing Products	$22.8	$24.2	$45.3	$43.8
Engineered Products	6.8	9.6	15.8	19.7
Engine Products and Services	7.8	5.6	19.6	16.8

	$37.4	$39.4	$80.7	$80.3

Segment Margin

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Sealing Products	13.8%	17.8%	14.4%	17.4%
Engineered Products	7.2%	9.4%	8.1%	10.0%
Engine Products and Services	18.5%	21.1%	18.8%	19.4%

	12.4%	14.9%	13.2%	15.1%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Segment profit	$37.4	$39.4	$80.7	$80.3
Corporate expenses	(9.1)	(10.0)	(18.2)	(17.9)
Interest expense, net	(10.8)	(9.6)	(21.4)	(19.1)
Other expense, net	(2.4)	(1.5)	(4.4)	(3.1)

Income before income taxes	15.1	18.3	36.7	40.2
Income tax expense	(4.9)	(6.1)	(12.7)	(12.8)

Net income	$10.2	$12.2	$24.0	$27.4

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Selected Items to Net Income (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2012		2011
	$	Per share	$	Per share

Income before selected items	$16.7	$0.76	$16.7	$0.76

Adjustments (net of tax):

Restructuring costs	(0.4)	(0.02)	—	—

Fair value adjustment to acquisition date inventory	(0.9)	(0.04)	(0.2)	—

Interest expense and royalties with GST	(4.6)	(0.21)	(4.3)	(0.20)

Other	(0.4)	(0.02)	—	—

Tax accrual adjustments	(0.2)	—	—	—

Impact	(6.5)	(0.29)	(4.5)	(0.20)

Net income	$10.2	$0.47	$12.2	$0.56

	Six Months Ended June 30,
	2012		2011
	$	Per share	$	Per share

Income before selected items	$36.2	$1.67	$37.4	$1.73

Adjustments (net of tax):

Restructuring costs	(1.3)	(0.06)	—	—

Fair value adjustment to acquisition date inventory	(0.9)	(0.04)	(1.2)	(0.06)

Interest expense and royalties with GST	(9.1)	(0.42)	(8.6)	(0.40)

Other	(0.5)	(0.02)	(0.2)	(0.01)

Tax accrual adjustments	(0.4)	(0.02)	—	—

Impact	(12.2)	(0.56)	(10.0)	(0.47)

Net income	$24.0	$1.11	$27.4	$1.26

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The interest expense with GST is included in interest expense, the fair value adjustment to acquisition date inventory is included in cost of sales and the restructuring costs and other are included as part of other operating expense and other expense. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and 2011

(Stated in Millions of Dollars)

	Quarter Ended June 30, 2012
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$30.3	$12.4	$8.5	$51.2

Deduct depreciation and amortization expense	(7.5)	(5.6)	(0.7)	(13.8)

Segment profit	$22.8	$6.8	$7.8	$37.4

EBITDA margin	18.4%	13.0%	20.2%	17.0%

	Quarter Ended June 30, 2011
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$29.6	$14.8	$6.5	$50.9

Deduct depreciation and amortization expense	(5.4)	(5.2)	(0.9)	(11.5)

Segment profit	$24.2	$9.6	$5.6	$39.4

EBITDA margin	21.8%	14.5%	24.5%	19.3%

	Six Months Ended June 30, 2012
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$59.2	$26.7	$21.1	$107.0

Deduct depreciation and amortization expense	(13.9)	(10.9)	(1.5)	(26.3)

Segment profit	$45.3	$15.8	$19.6	$80.7

EBITDA margin	18.8%	13.6%	20.3%	17.4%

	Six Months Ended June 30, 2011
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$53.9	$29.7	$18.7	$102.3

Deduct depreciation and amortization expense	(10.1)	(10.0)	(1.9)	(22.0)

Segment profit	$43.8	$19.7	$16.8	$80.3

EBITDA margin	21.4%	15.1%	21.6%	19.2%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of EBITDA to Net Income (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and 2011

(Stated in Millions of Dollars)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Earnings before interest, income taxes, depreciation, amortization, and other selected items (EBITDA)	$43.0	$40.1	$89.5	$84.2

Adjustments:

Interest expense, net	(10.8)	(9.6)	(21.4)	(19.1)

Income tax expense	(4.9)	(6.1)	(12.7)	(12.8)

Depreciation and amortization expense	(13.9)	(11.6)	(26.4)	(22.2)

Restructuring costs	(0.7)	—	(2.0)	(0.1)

Fair value adjustment to acquisition date inventory	(1.4)	(0.3)	(1.4)	(1.8)

Other	(1.1)	(0.3)	(1.6)	(0.8)

Impact	(32.8)	(27.9)	(65.5)	(56.8)

Net income	$10.2	$12.2	$24.0	$27.4

EnPro Industries, Inc.

Selected Results Reflecting Deconsolidation of GST (Unaudited)

(Stated in Millions of Dollars)

	Quarter Ended		Quarter Ended
	June 30, 2012		June 30, 2011
	EnPro	GST	EnPro	GST

Adjusted net sales *	$294.2	$56.9	$256.3	$55.3

Segment profit/operating profit	$37.4	$13.4	$39.4	$13.7

EBITDA	$43.0	$14.8	$40.1	$14.7

Income before selected items	$16.7	$9.1	$16.7	$9.0

	Six Months Ended		Six Months Ended
	June 30, 2012		June 30, 2011
	EnPro	GST	EnPro	GST

Adjusted net sales *	$601.1	$114.5	$520.1	$107.7

Segment profit/operating profit	$80.7	$25.0	$80.3	$24.2

EBITDA	$89.5	$28.0	$84.2	$26.3

Income before selected items	$36.2	$16.4	$37.4	$15.9

*	Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales from EnPro to GST .